Exhibit 99.1

Radian Announces Fourth Quarter and Full Year 2015 Financial Results

- Full year 2015 net income of $287 million or $1.22 per diluted share –

- Full year 2015 adjusted pretax operating income of $511 million or $1.40 per diluted share –

- Book value per share increases 10% year-over-year to $12.07 –

PHILADELPHIA--(BUSINESS WIRE)--January 28, 2016--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended December 31, 2015, of $74.5 million, or $0.32 per diluted share. Net income for the full year 2015 was $286.9 million, or $1.22 per diluted share. GAAP net income for 2015 and 2014 are not directly comparable due to the significant impact in 2014 of the sale of Radian Asset Assurance Inc., Radian’s former financial guaranty subsidiary, and the reversal of the company’s deferred tax asset (DTA) valuation allowance.

Key Financial Highlights (dollars in millions, except per share data)
	Quarter Ended December 31, 2015	Quarter Ended December 31, 2014	Percent Change
Net income from continuing operations	$74.5	$878.0	(92%)
Diluted net income per share from continuing operations	$0.32	$3.63	(91%)
Adjusted pretax operating income	$124.1	$58.4	113%
Adjusted diluted net operating income per share *	$0.34	$0.17	100%
Revenues	$274.9	$295.1	(7%)
Net premiums earned - insurance	$226.4	$224.3	1%
Income (loss) on discontinued operations, net of tax	--	($449.7)	--
Income tax benefit resulting from reversal of DTA valuation allowance	--	$815.6	--

	Year Ended December 31, 2015	Year Ended December 31, 2014	Percent Change
Net income from continuing operations	$281.5	$1,259.6	(78%)
Diluted net income per share from continuing operations	$1.20	$5.44	(78%)
Adjusted pretax operating income	$510.9	$342.4	49%
Adjusted diluted net operating income per share *	$1.40	$1.01	39%
Revenues	$1,193.3	$1,072.7	11%
Net premiums earned - insurance	$915.9	$844.5	8%
Income (loss) on discontinued operations, net of tax	$5.4	($300.1)	--
Income tax benefit resulting from reversal of DTA valuation allowance	--	$995.0	--
Book value per share	$12.07	$10.98	10%

* Adjusted diluted net operating income per share is calculated using the company’s statutory tax rate.

Adjusted pretax operating income for the quarter ended December 31, 2015, was $124.1 million, compared to $58.4 million for the same period of 2014. Adjusted diluted net operating income per share for the quarter ended December 31, 2015, was $0.34, compared to $0.17 for the same period of 2014. Adjusted pretax operating income for the year ended December 31, 2015, was $510.9 million, compared to $342.4 million for the same period of 2014. Adjusted diluted net operating income per share for the twelve months ended December 31, 2015, was $1.40, compared to $1.01 for the same period of 2014. See “Non-GAAP Financial Measures” below.

Book value per share at December 31, 2015, was $12.07, compared to $11.77 at September 30, 2015, and $10.98 at December 31, 2014.

“Radian’s fourth quarter was a strong finish to an equally strong full-year 2015,” said Radian’s Chief Executive Officer S.A. Ibrahim. “We successfully grew adjusted pretax operating income by 49% year-over-year, wrote an amount of high-quality and profitable flow MI business that was among the highest in our company history, and improved the credit profile of our MI portfolio. I am pleased to say that we strongly believe Radian is better positioned today than ever before to drive long-term stockholder value.”

FOURTH QUARTER AND FULL YEAR HIGHLIGHTS

Mortgage Insurance

  New mortgage insurance written (NIW) was $41.4 billion for the full year 2015, compared to $37.3 billion for the prior-year period. NIW was $9.1 billion for the quarter, compared to $11.2 billion in the third quarter of 2015 and $10.0 billion in the prior-year quarter.
    Of the $9.1 billion in new business written in the fourth quarter of 2015, 29 percent was written with single premiums, compared to 27 percent in the third quarter of 2015.
    Refinances accounted for 17 percent of total NIW in the fourth quarter of 2015, compared to 13 percent in the third quarter of 2015, and 22 percent a year ago.
    NIW continued to consist of loans with excellent risk characteristics.
  Total primary mortgage insurance in force as of December 31, 2015, grew to $175.6 billion, compared to $174.9 billion as of September 30, 2015, and $171.8 billion as of December 31, 2014.
    Persistency, which is the percentage of mortgage insurance in force that remains on the company’s books after a twelve-month period, was 78.8 percent as of December 31, 2015, compared to 79.2 percent as of September 30, 2015, and 84.2 percent as of December 31, 2014.
    Annualized persistency for the three-months ended December 31, 2015, was 81.8 percent, compared to 80.5 percent for the three-months ended September 30, 2015, and 83.3 percent for the three-months ended December 31, 2014.

  Total net premiums earned were $226.4 million for the quarter ended December 31, 2015, compared to $227.4 million for the quarter ended September 30, 2015, and $224.3 million for the quarter ended December 31, 2014.
  The mortgage insurance provision for losses was $56.8 million in the fourth quarter of 2015, compared to $64.1 million in the third quarter of 2015, and $83.6 million in the prior-year period.
    The provision for losses in the fourth quarter included the positive impact of a reduction in the company’s default to claim rate assumption for new notices of default.
    The loss ratio in the fourth quarter was 25.1 percent, compared to 28.2 percent in the third quarter of 2015 and 36.9 percent in the fourth quarter of 2014.
    Mortgage insurance loss reserves were $976.4 million as of December 31, 2015, compared to $1,098.6 million as of September 30, 2015, and $1,560.0 million as of December 31, 2014.
    Primary reserve per primary default (excluding IBNR and other reserves) was $24,019 as of December 31, 2015. This compares to primary reserve per primary default of $26,237 as of September 30, 2015, and $27,683 as of December 31, 2014. In addition to the reduction in the company's default to claim rate assumption, the decrease in the primary reserve per primary default was the result of a change in the mix of defaults from aged defaults to less aged defaults, which require a comparatively smaller reserve.
  The total number of primary delinquent loans decreased by 2 percent in the fourth quarter from the third quarter of 2015, and by 22 percent from the fourth quarter of 2014. The primary mortgage insurance delinquency rate decreased to 4.0 percent in the fourth quarter of 2015, compared to 4.1 percent in the third quarter of 2015, and 5.2 percent in the fourth quarter of 2014.
  Total mortgage insurance claims paid were $176.5 million in the fourth quarter, compared to $169.1 million in the third quarter, and $117.2 million in the fourth quarter of 2014. For the full-year 2015, total claims paid were $764.7 million, compared to $838.3 million for the full-year 2014. Claims paid in 2015 included claims related to the September 2014 BofA Settlement Agreement. The company continues to expect claims paid for the full-year 2016 of approximately $400–450 million.

Mortgage and Real Estate Services

  On June 30, 2014, Radian completed the acquisition of Clayton Holdings LLC, a leading provider of risk-based analytics, residential loan due diligence, consulting, surveillance and staffing solutions. The company also provides customized Real Estate Owned (REO) asset management and single-family rental services through its Green River Capital subsidiary;
    advanced Automated Valuation Models, Broker Price Opinions and technology solutions to monitor loan portfolio performance, acquire and track non-performing loans, and value and sell residential real estate through its Red Bell Real Estate subsidiary;
    valuation, title closing and settlement services as well as technology solutions for vendor management through its ValuAmerica subsidiary; and
    a global reach through its Clayton EuroRisk subsidiary.
  Total revenues were $157.4 million for the full year 2015, its first full year of operations as a subsidiary of Radian. Total revenues for the fourth quarter were $38.2 million, compared to $43.1 million for the third quarter of 2015, and $35.4 million for the fourth quarter of 2014.
  Adjusted pretax operating income before corporate allocations for the quarter ended December 31, 2015, was $3.6 million, compared to $5.7 million for the quarter ended September 30, 2015, and $7.3 million for the quarter ended December 31, 2014. Earnings before interest, income taxes, depreciation and amortization (EBITDA) for the quarter ended December 31, 2015 was $4.2 million, compared to $6.3 million for the quarter ended September 30, 2015, and $7.7 million for the quarter ended December 31, 2014. You may find details regarding these non-GAAP measures and their definition in Exhibits E, F and G.
  In October 2015, Clayton announced that it had acquired ValuAmerica, Inc., a national title agency and appraisal management company with coverage across all 3,143 counties in the U.S. In addition, the company's award-winning technology platform, ValuNet xsp, helps mortgage lenders and their vendors streamline and manage their supply chains and operational workflow. The acquisition expands the scope of title and valuation services Clayton offers to its mortgage clients and is consistent with the company’s strategy of being a complete solution provider to the mortgage and real estate industries.

Consolidated Expenses

Other operating expenses were $59.6 million in the fourth quarter, compared to $65.1 million in the third quarter of 2015, and $85.8 million in the fourth quarter of last year.

  Operating expenses for the fourth quarter of 2015 were comprised of $46.7 million for the Mortgage Insurance segment, compared to $51.5 million in the third quarter of 2015, and $76.3 million in the fourth quarter of last year.
  Operating expenses for the fourth quarter of 2015 were comprised of $12.7 million for the Services segment, compared to $13.1 million in the third quarter of 2015, and $9.1 million in the fourth quarter of last year.
  In the fourth quarter of 2014, other operating expenses of $85.8 million included $24.4 million related to long-term compensation expenses and other year-end bonus accruals, a significant portion of which was driven by the variable compensation expense related to an increase in the company’s stock price.

CAPITAL AND LIQUIDITY UPDATE

Radian Group has approximately $340 million of currently available liquidity.

  As previously announced, Radian Guaranty met the Private Mortgage Insurer Eligibility Requirements (PMIERs) as of the December 31, 2015, effective date by taking the following actions:
    Radian Group transferred $325 million of cash and marketable securities to Radian Guaranty in exchange for a surplus note issued by Radian Guaranty. The surplus note has a 0 percent interest rate and is scheduled to mature on December 31, 2025. Based on positive trends reflected in its capital projections, Radian Guaranty expects to seek to redeem a portion and possibly all of the surplus note in 2016, and any remaining amounts in 2017. Any redemption of the surplus note increases holding company liquidity by the corresponding amount of the redemption.
    Radian Group contributed $50 million to an exclusive affiliated reinsurer of Radian Guaranty. The combination of the surplus note and capital contribution provides Radian Guaranty with an initial cushion above the projected amount required to satisfy the PMIERs’ financial requirements. This cushion is expected to increase based in part on expected future financial performance at Radian Guaranty; as a result, Radian Guaranty is not expected to require any additional capital contributions in order to remain compliant.
    In order to reduce the company’s required capital under PMIERs, Radian Guaranty is pursuing a reinsurance transaction that is intended to reduce the exposure on its single premium policies. The company has made substantial progress toward a potential transaction and may enter into such a program as early as the first quarter of 2016.
  As of December 31, 2015, a total of $2.1 billion of risk in force outstanding had been ceded under quota share reinsurance agreements in order to proactively manage Radian Guaranty’s risk-to-capital position. Radian has ceded the maximum amount of NIW under these agreements and did not cede any premium on new business in 2015. On December 31, 2015, Radian Guaranty had the option to recapture a portion of the risk ceded under its existing Second Quota Share Reinsurance Transaction. The company chose not to recapture that risk and received a profit commission of approximately $8 million in 2015 based on performance to date. In addition, Radian Guaranty received an $8.5 million prepaid supplemental ceding commission, the recognition of which has been deferred and will be amortized over approximately the next five years.
  As previously announced on January 15, 2016, Radian’s Board of Directors approved a share repurchase program that authorizes the company to purchase up to $100 million of its common stock through the end of 2016. The shares may be purchased in the open market or in privately negotiated transactions. The authorization provides Radian the flexibility to repurchase shares opportunistically from time to time, based on market and business conditions, stock price and other factors. Radian may utilize a Rule 10b5-1 plan, which would permit the company to purchase shares, at pre-determined price targets, when it may otherwise be precluded from doing so.

CONFERENCE CALL

Radian will discuss fourth quarter and year-end 2015 results in a conference call today, Thursday, January 28, 2016, at 10:00 a.m. Eastern time.

The conference call will be broadcast live over the Internet at http://www.radian.biz/page?name=Webcasts or at www.radian.biz. The call may also be accessed by dialing 800.288.8961 inside the U.S., or 612.332.0226 for international callers, using passcode 383877 or by referencing Radian.

A replay of the webcast will be available on the Radian website approximately two hours after the live broadcast ends for a period of one year. A replay of the conference call will be available approximately two and a half hours after the call ends for a period of two weeks, using the following dial-in numbers and passcode: 800.475.6701 inside the U.S., or 320.365.3844 for international callers, passcode 383877.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website under Investors >Quarterly Results, or by clicking on http://www.radian.biz/page?name=QuarterlyResults.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income and adjusted diluted net operating income per share (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as alternatives to GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s core operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income is defined as earnings excluding the impact of certain items that are not viewed as part of the operating performance of the company’s primary activities, or not expected to result in an economic impact equal to the amount reflected in pretax income (loss) from continuing operations. Adjusted pretax operating income adjusts GAAP pretax income from continuing operations to remove the effects of: (i) net gains (losses) on investments and other financial instruments; (ii) loss on induced conversion and debt extinguishment; (iii) acquisition-related expenses; (iv) amortization and impairment of intangible assets; and (v) net impairment losses recognized in earnings. Adjusted diluted net operating income per share represents a diluted net income per share calculation using as its basis adjusted pretax operating income, net of taxes at the company’s statutory tax rate for the period.

In addition to the above non-GAAP measures for the consolidated company, the company also presents as supplemental information a non-GAAP measure for the Services segment, representing earnings before interest, income taxes, depreciation and amortization (EBITDA). Services EBITDA is calculated by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. Services EBITDA is presented to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN), headquartered in Philadelphia, provides private mortgage insurance, risk management products and real estate services to financial institutions. Radian offers products and services through two business segments:

  Mortgage Insurance, through its principal mortgage insurance subsidiary Radian Guaranty Inc. This private mortgage insurance protects lenders from default-related losses, facilitates the sale of low-downpayment mortgages in the secondary market and enables homebuyers to purchase homes more quickly with downpayments less than 20%.
  Mortgage and Real Estate Services, through its principal services subsidiary Clayton, as well as Green River Capital, Red Bell Real Estate and ValuAmerica. These solutions include information and services that financial institutions, investors and government entities use to evaluate, acquire, securitize, service and monitor loans and asset-backed securities.

Additional information may be found at www.radian.biz.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS
(Unaudited)

For trend information on all schedules, refer to Radian’s quarterly financial statistics at http://www.radian.biz/page?name=FinancialReportsCorporate.

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Discontinued Operations
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measure
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Insurance Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Insurance Supplemental Information
Primary Insurance in Force and Risk in Force by Product, Statutory Capital Ratios
Exhibit J:	Mortgage Insurance Supplemental Information
Percentage of Primary Risk in Force by FICO, LTV and Policy Year
Exhibit K:	Mortgage Insurance Supplemental Information
Claims and Reserves
Exhibit L:	Mortgage Insurance Supplemental Information
Default Statistics
Exhibit M:	Mortgage Insurance Supplemental Information
Captives, QSR and Persistency

Radian Group Inc. and Subsidiaries Condensed Consolidated Statements of Operations Trend Schedule Exhibit A (page 1 of 2)

	2015				2014
(In thousands, except per share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Revenues:
Net premiums earned - insurance	$226,443	$227,433	$237,437	$224,595	$224,293
Services revenue	37,493	42,189	43,503	30,630	34,450
Net investment income	22,833	22,091	19,285	17,328	16,531
Net (losses) gains on investments and other financial instruments	(13,402)	3,868	28,448	16,779	17,983
Other income	1,515	1,711	1,743	1,331	1,793
Total revenues	274,882	297,292	330,416	290,663	295,050

Expenses:
Provision for losses	56,805	64,192	32,560	45,028	82,867
Policy acquisition costs	4,831	2,880	6,963	7,750	6,443
Direct cost of services	22,241	24,949	23,520	19,253	19,709
Other operating expenses	59,570	65,082	67,731	53,774	85,800
Interest expense	20,996	21,220	24,501	24,385	24,200
Loss on induced conversion and debt extinguishment	2,320	11	91,876	—	—
Amortization and impairment of intangible assets	3,409	3,273	3,281	3,023	5,354
Total expenses	170,172	181,607	250,432	153,213	224,373

Pretax income from continuing operations	104,710	115,685	79,984	137,450	70,677
Income tax provision (benefit)	30,182	45,594	34,791	45,723	(807,349)
Net income from continuing operations	74,528	70,091	45,193	91,727	878,026
Income (loss) from discontinued operations, net of tax	—	—	4,855	530	(449,691)
Net income	$74,528	$70,091	$50,048	$92,257	$428,335

Diluted net income per share:
Net income from continuing operations	$0.32	$0.29	$0.20	$0.39	$3.63
Income (loss) from discontinued operations, net of tax	—	—	0.02	—	(1.85)
Net income	$0.32	$0.29	$0.22	$0.39	$1.78

Selected Mortgage Insurance Key Ratios
Loss ratio (1)	25.1%	28.2%	13.3%	20.4%	36.9%
Expense ratio - NPE basis (1)	22.7%	23.9%	25.8%	23.0%	36.9%
Expense ratio - NPW basis (2)	22.1%	22.5%	24.4%	21.3%	33.8%

(1)	Calculated on a GAAP basis using net premiums earned (“NPE”).
(2)	Calculated on a GAAP basis using net premiums written (“NPW”).

On April 1, 2015, Radian Guaranty completed the previously disclosed sale of 100% of the issued and outstanding shares of Radian Asset Assurance to Assured, pursuant to the Radian Asset Assurance Stock Purchase Agreement dated as of December 22, 2014. As a result, the operating results of Radian Asset Assurance are classified as discontinued operations for all periods presented in our condensed consolidated statements of operations. See Exhibit D for additional information on discontinued operations.

Radian Group Inc. and Subsidiaries Condensed Consolidated Statements of Operations Exhibit A (page 2 of 2)

	Year Ended December 31,
(In thousands, except per-share data)	2015	2014

Revenues:
Net premiums earned - insurance	$915,908	$844,528
Services revenue	153,815	76,693
Net investment income	81,537	65,655
Net gains on investments and other financial instruments	35,693	79,989
Other income	6,300	5,820
Total revenues	1,193,253	1,072,685

Expenses:
Provision for losses	198,585	246,083
Policy acquisition costs	22,424	24,446
Direct cost of services	89,963	43,605
Other operating expenses	246,157	252,283
Interest expense	91,102	90,464
Loss on induced conversion and debt extinguishment	94,207	—
Amortization and impairment of intangible assets	12,986	8,648
Total expenses	755,424	665,529

Pretax income from continuing operations	437,829	407,156
Income tax provision (benefit)	156,290	(852,418)
Net income from continuing operations	281,539	1,259,574
Income (loss) from discontinued operations, net of tax (2)	5,385	(300,057)
Net income	$286,924	$959,517

Diluted net income per share:
Net income from continuing operations	$1.20	$5.44
Income (loss) from discontinued operations, net of tax	0.02	(1.28)
Net income	$1.22	$4.16

Selected Mortgage Insurance Key Ratios
Loss ratio (1)	21.7%	29.1%
Expense ratio - NPE basis (1)	23.9%	29.6%
Expense ratio - NPW basis (2)	22.6%	27.0%

(1)	Calculated on a GAAP basis using net premiums earned (“NPE”).
(2)	Calculated on a GAAP basis using net premiums written (“NPW”).

Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B (page 1 of 2)

The calculation of basic and diluted net income per share was as follows:

	2015				2014
(In thousands, except per share amounts)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income from continuing operations:
Net income from continuing operations—basic	$74,528	$70,091	$45,193	$91,727	$878,026
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	3,664	3,714	3,707	3,673	3,641
Net income from continuing operations—diluted	$78,192	$73,805	$48,900	$95,400	$881,667

Net income:
Net income from continuing operations—basic	$74,528	$70,091	$45,193	$91,727	$878,026
Income (loss) from discontinued operations, net of tax	—	—	4,855	530	(449,691)
Net income—basic	74,528	70,091	50,048	92,257	428,335
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	3,664	3,714	3,707	3,673	3,641
Net income—diluted	$78,192	$73,805	$53,755	$95,930	$431,976

Average common shares outstanding—basic	206,872	207,938	193,112	191,224	191,053
Dilutive effect of Convertible Senior Notes due 2017	1,057	1,798	12,438	10,886	10,590
Dilutive effect of Convertible Senior Notes due 2019	37,736	37,736	37,736	37,736	37,736
Dilutive effect of stock-based compensation arrangements (2)	2,316	3,323	3,364	3,202	3,422
Adjusted average common shares outstanding—diluted	247,981	250,795	246,650	243,048	242,801

Net income per share:
Basic:
Net income from continuing operations	$0.36	$0.34	$0.23	$0.48	$4.60	(3)
Income (loss) from discontinued operations, net of tax	—	—	0.03	—	(2.36)
Net income	$0.36	$0.34	$0.26	$0.48	$2.24

Diluted:
Net income from continuing operations	$0.32	$0.29	$0.20	$0.39	$3.63	(3)
Income (loss) from discontinued operations, net of tax	—	—	0.02	—	(1.85)
Net income	$0.32	$0.29	$0.22	$0.39	$1.78

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

The following number of shares of our common stock equivalents issued under our stock-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	2015				2014
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Shares of common stock equivalents	728	469	264	540	542

(3)	Includes the tax benefit of $3.36 per share realized relating to the reversal of our valuation allowance in the 4th quarter of 2014.

Radian Group Inc. and Subsidiaries Net Income (Loss) Per Share Exhibit B (page 2 of 2)

	Year Ended December 31,
(In thousands, except per share amounts)	2015	2014
Net income from continuing operations:
Net income from continuing operations - basic	$281,539	$1,259,574
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	14,758	14,372
Net income from continuing operations - diluted	$296,297	$1,273,946

Net income:
Net income from continuing operations - basic	$281,539	$1,259,574
Income (loss) from discontinued operations, net of tax	5,385	(300,057)
Net income - basic	286,924	959,517
Adjustment for dilutive Convertible Senior Notes due 2019, net of tax (1)	14,758	14,372
Net income - diluted	$301,682	$973,889

Average common shares outstanding—basic	199,910	184,551
Dilutive effect of Convertible Senior Notes due 2017	6,293	8,465
Dilutive effect of Convertible Senior Notes due 2019	37,736	37,736
Dilutive effect of stock-based compensation arrangements (2)	2,393	3,150
Adjusted average common shares outstanding—diluted	246,332	233,902

Net income (loss) per share:

Basic:
Net income from continuing operations	$1.41	$6.83	(3)
Income (loss) from discontinued operations, net of tax	0.03	(1.63)
Net income	$1.44	$5.20

Diluted:
Net income from continuing operations	$1.20	$5.44	(3)
Income (loss) from discontinued operations, net of tax	0.02	(1.28)
Net income	$1.22	$4.16

(1)	As applicable, includes coupon interest, amortization of discount and fees, and other changes in income or loss that would result from the assumed conversion.
(2)

The following number of shares of our common stock equivalents issued under our stock-based compensation arrangements were not included in the calculation of diluted net income per share because they were anti-dilutive:

	Year Ended
	December 31,
(In thousands)	2015	2014
Shares of common stock equivalents	728	542
(3)	Includes the tax benefit of $4.25 per share realized relating to the reversal of our valuation allowance in 2014.

Radian Group Inc. and Subsidiaries Condensed Consolidated Balance Sheets Exhibit C

	December 31,	September 30,	June 30,	March 31,	December 31,
(In thousands, except per share data)	2015	2015	2015	2015	2014

Assets:
Investments	$4,298,686	$4,376,771	$4,309,148	$3,621,646	$3,629,299
Cash	46,898	69,030	51,381	57,204	30,465
Restricted cash	13,000	10,280	12,633	14,220	14,031
Accounts and notes receivable	61,734	65,951	72,093	64,405	85,792
Deferred income taxes, net	577,945	601,893	651,238	649,996	700,201
Goodwill and other intangible assets, net	289,417	287,334	290,640	293,798	288,240
Other assets	364,108	349,657	349,371	340,276	357,864
Assets held for sale	—	—	—	1,755,873	1,736,444
Total assets	$5,651,788	$5,760,916	$5,736,504	$6,797,418	$6,842,336

Liabilities and stockholders’ equity:
Unearned premiums	$680,300	$676,938	$665,947	$657,555	$644,504
Reserve for losses and loss adjustment expenses	976,399	1,098,570	1,204,792	1,384,714	1,560,032
Long-term debt	1,219,454	1,230,246	1,224,892	1,202,535	1,192,299
Other liabilities	278,704	311,855	278,929	310,642	326,743
Liabilities held for sale	—	—	—	966,078	947,008
Total liabilities	3,154,857	3,317,609	3,374,560	4,521,524	4,670,586

Equity component of currently redeemable convertible senior notes	—	7,737	8,546	68,982	74,690

Common stock	224	224	226	209	209
Additional paid-in capital	1,823,442	1,825,034	1,816,545	1,648,436	1,638,552
Retained earnings	691,742	617,731	548,161	498,593	406,814
Accumulated other comprehensive (loss) income	(18,477)	(7,419)	(11,534)	59,674	51,485
Total common stockholders’ equity	2,496,931	2,435,570	2,353,398	2,206,912	2,097,060
Total liabilities and stockholders’ equity	$5,651,788	$5,760,916	$5,736,504	$6,797,418	$6,842,336

Shares outstanding	206,872	206,870	208,587	191,416	191,054

Book value per share	$12.07	$11.77	$11.28	$11.53	$10.98

Radian Group Inc. and Subsidiaries
Discontinued Operations
Exhibit D

The income from discontinued operations, net of tax consisted of the following components for the periods indicated:

	2015
(In thousands)	Qtr 2	Qtr 1
Net premiums earned	$—	$1,007
Net investment income	—	9,153
Net gains on investments and other financial instruments	7,818	13,668
Change in fair value of derivative instruments	—	2,625
Total revenues	7,818	26,453

Provision for losses	—	502
Policy acquisition costs	—	(191)
Other operating expense	—	4,107
Total expenses	—	4,418

Equity in net loss of affiliates	—	(13)
Income from operations of businesses held for sale	7,818	22,022
Loss on sale	(350)	(13,930)
Income tax provision	2,613	7,562
Income from discontinued operations, net of tax	$4,855	$530

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 3)

Summarized financial information concerning our operating segments as of and for the periods indicated, is as follows. For a definition of adjusted pretax operating income and reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Mortgage Insurance
	2015				2014
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net premiums written - insurance	$233,347	$242,168	$251,082	$241,908	$244,506
Increase in unearned premiums	(6,904)	(14,735)	(13,645)	(17,313)	(20,213)
Net premiums earned - insurance	226,443	227,433	237,437	224,595	224,293
Net investment income (1)	22,833	22,091	19,285	17,328	16,531
Other income (1)	1,515	1,711	1,743	1,331	1,668
Total	250,791	251,235	258,465	243,254	242,492

Provision for losses	56,817	64,128	31,637	45,851	83,649
Change in expected economic loss or recovery for consolidated VIEs	—	—	—	—	(16)
Policy acquisition costs	4,831	2,880	6,963	7,750	6,443
Other operating expenses before corporate allocations	37,406	36,632	41,853	34,050	62,591
Total	99,054	103,640	80,453	87,651	152,667
Adjusted pretax operating income before corporate allocations	151,737	147,595	178,012	155,603	89,825
Allocation of corporate operating expenses (1)	9,251	14,893	12,516	9,758	13,729
Allocation of interest expense (1)	16,582	16,797	20,070	19,953	19,760
Adjusted pretax operating income	$125,904	$115,905	$145,426	$125,892	$56,336

	Services
	2015				2014
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Services revenue	$38,175	$43,114	$44,595	$31,532	$34,466
Other income	—	—	—	—	891
Total	38,175	43,114	44,595	31,532	35,357

Direct cost of services	22,880	25,870	25,501	19,253	19,709
Other operating expenses before corporate allocations	11,710	11,533	11,522	8,857	8,360
Total	34,590	37,403	37,023	28,110	28,069
Adjusted pretax operating income before corporate allocations	3,585	5,711	7,572	3,422	7,288
Allocation of corporate operating expenses	968	1,567	1,307	981	740
Allocation of interest expense	4,414	4,423	4,431	4,432	4,440
Adjusted pretax operating (loss) income	$(1,797)	$(279)	$1,834	$(1,991)	$2,108

(1)

For periods prior to the quarter ended June 30, 2015, includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 2 of 3)

	Mortgage Insurance
	Year Ended December 31,
(In thousands)	2015	2014
Net premiums written - insurance	$968,505	$925,181
Increase in unearned premiums	(52,597)	(80,653)
Net premiums earned - insurance	915,908	844,528
Net investment income (1)	81,537	65,655
Other income (1)	6,300	5,321
Total	1,003,745	915,504

Provision for losses	198,433	246,865
Change in expected economic loss or recovery for consolidated VIEs	—	113
Policy acquisition costs	22,424	24,446
Other operating expenses before corporate allocations	149,941	170,390
Total	370,798	441,814
Adjusted pretax operating income before corporate allocations	632,947	473,690
Allocation of corporate operating expenses (1)	46,418	55,154
Allocation of interest expense (1)	73,402	81,600
Adjusted pretax operating income	$513,127	$336,936

	Services
	Year Ended December 31,
(In thousands)	2015	2014(2)
Services revenue	$157,416	$76,709
Other income	—	1,265
Total	157,416	77,974

Direct cost of services	93,504	43,605
Other operating expenses before corporate allocations	43,622	18,915
Total	137,126	62,520
Adjusted pretax operating income before corporate allocations	20,290	15,454
Allocation of corporate operating expenses	4,823	1,144
Allocation of interest expense	17,700	8,864
Adjusted pretax operating (loss) income	$(2,233)	$5,446

(1)

For periods prior to the quarter ended June 30, 2015, includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

(2)	Primarily represents the activity of Clayton; Clayton was acquired on June 30, 2014.

Radian Group Inc. and Subsidiaries Segment Information Exhibit E (page 3 of 3) Inter-segment information:

	2015				2014
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Inter-segment expense included in Mortgage Insurance segment	$682	$925	$1,092	$902	$782
Inter-segment revenue included in Services segment	682	925	1,092	902	782

Supplemental information for Services EBITDA (see definition in Exhibit F):

	2015				2014
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted pretax operating income before corporate allocations	$3,585	$5,711	$7,572	$3,422	$7,288
Depreciation and amortization	612	555	482	449	442
Services EBITDA	$4,197	$6,266	$8,054	$3,871	$7,730

Selected balance sheet information for our segments as of the periods indicated, is a follows:

	At December 31, 2015
(In thousands)	Mortgage Insurance	Services	Total
Total assets	$5,291,284	$360,504	$5,651,788

	At December 31, 2014
(In thousands)	Mortgage Insurance	Services	Total
Assets held for sale (1)	$—	$—	$1,736,444
Total assets	4,769,014	336,878	6,842,336

(1) Assets held for sale are not part of the Mortgage Insurance or Services segments.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measure
Exhibit F (page 1 of 2)

Use of Non-GAAP Financial Measure

In addition to the traditional GAAP financial measures, we have presented non-GAAP financial measures for the consolidated company, “adjusted pretax operating income (loss)” and “adjusted diluted net operating income (loss) per share,” among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our core operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss)” and “adjusted diluted net operating income (loss) per share” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (the Company’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP pretax income (loss) from continuing operations excluding the effects of net gains (losses) on investments and other financial instruments, loss on induced conversion and debt extinguishment, acquisition-related expenses, amortization and impairment of intangible assets and net impairment losses recognized in earnings. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common shareholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Interest expense on convertible debt, share dilution from convertible debt and the impact of stock-based compensation arrangements have been reflected in the per share calculations consistent with the accounting standard regarding earnings per share, whenever the impact is dilutive.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (1) not viewed as part of the operating performance of our primary activities; or (2) not expected to result in an economic impact equal to the amount reflected in pretax income (loss) from continuing operations. These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized investment gains and losses arise primarily from changes in the market value of our investments that are classified as trading. These valuation adjustments may not necessarily result in economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses. We do not view them to be indicative of our fundamental operating activities. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss). However, we include the change in expected economic loss or recovery associated with our consolidated VIEs, if any, in the calculation of adjusted pretax operating income (loss).

(2)

Loss on induced conversion and debt extinguishment. Gains or losses on early extinguishment of debt or losses incurred to induce conversion of convertible debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial position; therefore, these activities are not viewed as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends. Therefore, these items are excluded from our calculation of adjusted pretax operating income (loss).

(3)

Acquisition-related expenses. Acquisition-related expenses represent the costs incurred to effect an acquisition of a business (i.e., a business combination). Because we pursue acquisitions on a strategic and selective basis and not in the ordinary course of our business, we do not view acquisition-related expenses as a consequence of a primary business activity. Therefore, we do not consider these expenses to be part of our operating performance and they are excluded from our calculation of adjusted pretax operating income (loss).

(4)

Amortization and impairment of intangible assets. Amortization of intangible assets represents the periodic expense required to amortize the cost of intangible assets over their estimated useful lives. Intangible assets with an indefinite useful life are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. These charges are not viewed as part of the operating performance of our primary activities and therefore are excluded from our calculation of adjusted pretax operating income (loss).

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measure
Exhibit F (page 2 of 2)

(5)

Net impairment losses recognized in earnings. The recognition of net impairment losses on investments can vary significantly in both size and timing, depending on market credit cycles. We do not view these impairment losses to be indicative of our fundamental operating activities. Therefore, whenever these losses occur, we exclude them from our calculation of adjusted pretax operating income (loss).

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information a non-GAAP measure for our Services segment, representing earnings before interest, income taxes, depreciation and amortization (“EBITDA”). We calculate Services EBITDA by using adjusted pretax operating income as described above, further adjusted to remove the impact of depreciation and corporate allocations for interest and operating expenses. We have presented Services EBITDA to facilitate comparisons with other services companies, since it is a widely accepted measure of performance in the services industry.

See Exhibit G for the reconciliation of our non-GAAP financial measures for the consolidated company, adjusted pretax operating income and adjusted diluted net operating income per share, to the most comparable GAAP measures, pretax income from continuing operations and net income per share from continuing operations, respectively. Exhibit G also contains the reconciliation of Services EBITDA to the most comparable GAAP measure, pretax income from continuing operations.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and Services EBITDA are not measures of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income (loss) from continuing operations or net income (loss) per share from continuing operations. Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share or EBITDA may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 3)

Reconciliation of Adjusted Pretax Operating Income (Loss) to Consolidated Pretax Income
from Continuing Operations

	2015				2014
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted pretax operating income (loss):
Mortgage Insurance (1)	$125,904	$115,905	$145,426	$125,892	$56,336
Services (2)	(1,797)	(279)	1,834	(1,991)	2,108
Total adjusted pretax operating income	124,107	115,626	147,260	123,901	58,444

Net (losses) gains on investments and other financial instruments (3)	(13,402)	3,868	28,448	16,779	17,967
Loss on induced conversion and debt extinguishment	(2,320)	(11)	(91,876)	—	—
Acquisition-related expenses (4)	(266)	(525)	(567)	(207)	(380)
Amortization and impairment of intangible assets (4)	(3,409)	(3,273)	(3,281)	(3,023)	(5,354)
Consolidated pretax income from continuing operations	$104,710	$115,685	$79,984	$137,450	$70,677

(1)

For periods prior to the quarter ended June 30, 2015, includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

(2)

Effective with the fourth quarter of 2014, the Services segment undertook the management responsibilities of certain additional loan servicer surveillance functions previously considered part of the Mortgage Insurance segment. As a result, these activities are now reported in the Services segment for all periods presented.

(3)	This line item includes a de minimis amount of expected economic loss or recovery associated with our previously consolidated VIEs that is included in adjusted pretax operating income above.
(4)	Please see Exhibit F for the definition of this line item.

Reconciliation of Adjusted Diluted Net Operating Income Per Share (1) to Net Income Per Share
from Continuing Operations

	2015				2014
	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Adjusted diluted net operating income per share	$0.34	$0.31	$0.40	$0.35	$0.17

After tax per share impact:

Net gains (losses) on investments and other financial instruments	(0.03)	0.01	0.07	0.04	0.05
Loss on induced conversion and debt extinguishment	(0.01)	—	(0.28)	—	—
Acquisition-related expenses	—	—	—	—	—
Amortization and impairment of intangible assets	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)
Difference between statutory and effective tax rate	0.03	(0.02)	0.02	0.01	3.42	(2)

Net income per share from continuing operations	$0.32	$0.29	$0.20	$0.39	$3.63

(1)	Calculated using the company’s statutory tax rate.
(2)	Includes the tax benefit of $3.36 per share realized relating to the reversal of our valuation allowance in the 4th quarter of 2014.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 3)

Reconciliation of Adjusted Pretax Operating Income (Loss) to Consolidated Pretax Income
from Continuing Operations

	Year Ended December 31,
(In thousands)	2015	2014
Adjusted pretax operating income (loss):
Mortgage Insurance (1)	$513,127	$336,936
Services (2)	(2,233)	5,446
Total adjusted pretax operating income	510,894	342,382

Net gains (losses) on investments and other financial instruments (3)	35,693	80,102
Loss on induced conversion and debt extinguishment	(94,207)	—
Acquisition-related expenses (4)	(1,565)	(6,680)
Amortization and impairment of intangible assets (4)	(12,986)	(8,648)
Consolidated pretax income from continuing operations	$437,829	$407,156

(1)

For periods prior to the quarter ended June 30, 2015, includes certain corporate income and expenses that have been reallocated from our prior financial guaranty segment to the Mortgage Insurance segment and that were not reclassified to discontinued operations.

(2)

Effective with the fourth quarter of 2014, the Services segment undertook the management responsibilities of certain additional loan servicer surveillance functions previously considered part of the Mortgage Insurance segment. As a result, these activities are now reported in the Services segment for all periods presented.

(3)	This line item includes a de minimis amount of expected economic loss or recovery associated with our previously consolidated VIEs that is included in adjusted pretax operating income above.
(4)	Please see Exhibit F for the definition of this line item.

Reconciliation of Adjusted Diluted Net Operating Income Per Share (1) to Net Income Per Share
from Continuing Operations

	Year Ended December 31,
	2015	2014
Adjusted diluted net operating income per share	$1.40	$1.01

After tax per share impact:

Net gains (losses) on investments and other financial instruments	0.09	0.22
Loss on induced conversion and debt extinguishment	(0.29)	—
Acquisition-related expenses	—	(0.02)
Amortization and impairment of intangible assets	(0.04)	(0.02)
Difference between statutory and effective tax rate	0.04	4.25	(2)

Net income per share from continuing operations	$1.20	$5.44

(1)	Calculated using the company’s statutory tax rate.
(2)	Includes the tax benefit of $4.25 per share realized relating to the reversal of our valuation allowance in 2014.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 3)

Reconciliation of Services Segment EBITDA to Consolidated Pretax Income
from Continuing Operations

	2015				2014
(In thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Services EBITDA	$4,197	$6,266	$8,054	$3,871	$7,730
Allocation of corporate operating expenses to Services	(968)	(1,567)	(1,307)	(981)	(740)
Allocation of corporate interest expenses to Services	(4,414)	(4,423)	(4,431)	(4,432)	(4,440)
Services depreciation and amortization	(612)	(555)	(482)	(449)	(442)
Services adjusted pretax operating (loss) income	(1,797)	(279)	1,834	(1,991)	2,108
Mortgage Insurance adjusted pretax operating income	125,904	115,905	145,426	125,892	56,336
Total adjusted pretax operating income	124,107	115,626	147,260	123,901	58,444

Net (losses) gains on investments and other financial instruments	(13,402)	3,868	28,448	16,779	17,967
Loss on induced conversion and debt extinguishment	(2,320)	(11)	(91,876)	—	—
Acquisition-related expenses	(266)	(525)	(567)	(207)	(380)
Amortization and impairment of intangible assets	(3,409)	(3,273)	(3,281)	(3,023)	(5,354)
Consolidated pretax income from continuing operations	$104,710	$115,685	$79,984	$137,450	$70,677

On a consolidated basis, “adjusted pretax operating income” and “adjusted diluted net operating income per share” are measures not determined in accordance with GAAP. These measures are not representative of total profitability, and therefore should not be viewed as substitutes for GAAP pretax income from continuing operations or net income per share from continuing operations. Our definitions of adjusted pretax operating income and adjusted diluted net operating income per share may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - New Insurance Written
Exhibit H

	2015				2014
($ in millions)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Total primary new insurance written	$9,099	$11,176	$11,751	$9,385	$10,009

Percentage of primary new insurance written by FICO score
>=740	60.3%	61.0%	63.0%	63.6%	60.2%
680-739	32.2	31.9	30.8	30.3	32.6
620-679	7.5	7.1	6.2	6.1	7.2
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary new insurance written
Monthly and other premiums	71%	73%	68%	63%	69%
Single premiums	29%	27%	32%	37%	31%

Refinances	17%	13%	23%	33%	22%
LTV
95.01% and above	3.6%	3.5%	3.2%	1.8%	0.5%
90.01% to 95.00%	49.5%	51.5%	49.4%	48.4%	51.7%
85.01% to 90.00%	34.4%	34.1%	34.0%	33.3%	33.2%
85.00% and below	12.5%	10.9%	13.4%	16.5%	14.6%

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Primary Insurance in Force and Risk in Force by Product, Statutory Capital Ratios
Exhibit I

	December 31,			September 30,		June 30,		March 31,		December 31,
($ in millions)	2015			2015		2015		2015		2014
Primary insurance in force (1)
Flow	$167,469			$166,527		$164,137		$162,832		$162,302
Structured	8,115			8,339		8,555		9,309		9,508
Total Primary	$175,584			$174,866		$172,692		$172,141		$171,810

Prime	$165,291			$164,060		$161,397		$160,452		$159,647
Alt-A	6,176			6,531		6,857		7,122		7,412
A minus and below	4,117			4,275		4,438		4,567		4,751
Total Primary	$175,584			$174,866		$172,692		$172,141		$171,810

Primary risk in force (1) (2)
Flow	$42,771			$42,454		$41,706		$41,256		$41,071
Structured	1,856			1,910		1,957		2,133		2,168
Total Primary	$44,627			$44,364		$43,663		$43,389		$43,239

Flow
Prime	$41,036			$40,629		$39,781		$39,251		$38,977
Alt-A	1,061			1,124		1,191		1,243		1,295
A minus and below	674			701		734		762		799
Total Flow	$42,771			$42,454		$41,706		$41,256		$41,071

Structured
Prime	$1,134			$1,155		$1,182		$1,341		$1,349
Alt-A	366			386		397		410		425
A minus and below	356			369		378		382		394
Total Structured	$1,856			$1,910		$1,957		$2,133		$2,168

Total
Prime	$42,170			$41,784		$40,963		$40,592		$40,326
Alt-A	1,427			1,510		1,588		1,653		1,720
A minus and below	1,030			1,070		1,112		1,144		1,193
Total Primary	$44,627			$44,364		$43,663		$43,389		$43,239

Statutory Capital Ratios
Risk to capital ratio-Radian Guaranty only	14.3	:1	(3)	16.5	:1	16.5	:1	17.1	:1	17.9	:1
Risk to capital ratio-Mortgage Insurance combined	14.6	:1	(3)	17.9	:1	18.0	:1	19.1	:1	20.3	:1

(1)	Includes amounts ceded under our reinsurance agreements, as well as amounts related to the Freddie Mac Agreement.
(2)	Does not include pool risk in force or other risk in force, which combined represent less than 3.0% of our total risk in force for all periods presented.
(3)	Preliminary.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Percentage of Primary Risk in Force by FICO, LTV and Policy Year
Exhibit J

	December 31,	September 30,	June 30,	March 31,	December 31,
($ in millions)	2015	2015	2015	2015	2014
Percentage of primary risk in force by FICO score
Flow
>=740	58.3%	58.2%	58.1%	58.1%	58.1%
680-739	30.5	30.3	30.2	30.0	29.7
620-679	10.1	10.3	10.5	10.6	10.8
<=619	1.1	1.2	1.2	1.3	1.4
Total Flow	100.0%	100.0%	100.0%	100.0%	100.0%

Structured
>=740	29.4%	28.9%	28.7%	31.1%	30.3%
680-739	27.7	27.9	27.9	28.1	28.5
620-679	25.0	25.2	25.4	24.1	24.3
<=619	17.9	18.0	18.0	16.7	16.9
Total Structured	100.0%	100.0%	100.0%	100.0%	100.0%

Total
>=740	57.1%	57.0%	56.7%	56.8%	56.7%
680-739	30.3	30.2	30.1	29.8	29.6
620-679	10.8	10.9	11.2	11.3	11.6
<=619	1.8	1.9	2.0	2.1	2.1
Total Primary	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by LTV
95.01% and above	7.3%	7.4%	7.6%	7.9%	8.2%
90.01% to 95.00%	50.4	49.8	49.0	48.2	47.5
85.01% to 90.00%	34.0	34.3	34.6	35.0	35.4
85.00% and below	8.3	8.5	8.8	8.9	8.9
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Percentage of primary risk in force by policy year
2005 and prior	6.3%	6.8%	7.3%	7.8%	8.2%
2006	3.7	3.9	4.2	4.4	4.6
2007	8.7	9.1	9.6	10.2	10.6
2008	6.3	6.6	7.0	7.5	7.9
2009	1.7	1.8	2.0	2.3	2.5
2010	1.4	1.5	1.7	2.0	2.1
2011	2.9	3.1	3.5	3.9	4.2
2012	11.2	12.0	13.0	14.2	15.1
2013	18.1	19.2	20.8	22.4	23.8
2014	17.1	18.0	19.0	20.0	21.0
2015	22.6	18.0	11.9	5.3	—
Total	100.0%	100.0%	100.0%	100.0%	100.0%

Primary risk in force on defaulted loans (1)	$1,625	$1,666	$1,753	$1,883	$2,089

(1)	Excludes risk related to loans subject to the Freddie Mac Agreement.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Claims and Reserves
Exhibit K

	2015				2014
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4

Net claims paid
Prime	$56,900	$65,396	$83,489	$76,186	$74,342
Alt-A	21,343	18,966	23,260	19,999	21,909
A minus and below	11,530	14,028	14,965	15,141	12,600
Total primary claims paid	89,773	98,390	121,714	111,326	108,851
Pool	6,477	8,721	10,798	8,874	8,086
Second-lien and other	(143)	(16)	(53)	(111)	283
Subtotal	96,107	107,095	132,459	120,089	117,220
Impact of captive terminations	(65)	—	—	(12,000)	—
Impact of settlements	80,426	61,994	79,557	99,006	—
Total	$176,468	$169,089	$212,016	$207,095	$117,220

Average claim paid (1)
Prime	$46.9	$46.2	$48.1	$44.0	$48.7
Alt-A	61.7	60.2	59.5	54.6	58.7
A minus and below	40.6	42.5	40.1	35.9	39.3
Total primary average claims paid	48.7	47.8	48.7	44.2	49.0
Pool	56.3	51.3	69.7	51.5	46.5
Total	$48.9	$47.8	$49.6	$44.5	$48.2

Average primary claim paid (2)	$50.5	$48.5	$49.6	$45.3	$50.4
Average total claim paid (2)	$50.6	$48.5	$50.4	$45.5	$49.4

($ in thousands, except primary reserve per	December 31,	September 30,	June 30,	March 31,	December 31,
primary default amounts)	2015	2015	2015	2015	2014

Reserve for losses by category
Prime	$480,481	$519,572	$562,918	$640,919	$700,174
Alt-A	203,706	234,772	256,854	278,350	292,293
A minus and below	129,352	137,441	148,043	163,390	179,103
IBNR and other	83,066	107,179	125,038	167,204	223,114
LAE	26,108	41,464	48,141	53,210	56,164
Reinsurance recoverable (3)	8,286	11,071	11,677	13,365	26,665
Total primary reserves	930,999	1,051,499	1,152,671	1,316,438	1,477,513
Pool insurance	42,084	43,234	47,902	62,943	75,785
IBNR and other	1,118	949	891	1,227	1,775
LAE	1,335	1,983	2,353	3,051	3,542
Total pool reserves	44,537	46,166	51,146	67,221	81,102
Total 1st lien reserves	975,536	1,097,665	1,203,817	1,383,659	1,558,615
Second-lien and other	863	905	975	1,055	1,417
Total reserves	$976,399	$1,098,570	$1,204,792	$1,384,714	$1,560,032

1st lien reserve per default
Primary reserve per primary default excluding IBNR and other	$24,019	$26,237	$27,279	$28,423	$27,683
(1)	Net of reinsurance recoveries and without giving effect to the impact of captive terminations and settlements.
(2)	Before reinsurance recoveries and without giving effect to the impact of captive terminations and settlements.
(3)	Primarily represents ceded losses on captive transactions and quota share reinsurance transactions.

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Default Statistics
Exhibit L

	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Default Statistics
Primary Insurance:
Prime
Number of insured loans	816,797	812,657	802,719	801,332	797,436
Number of loans in default	22,223	22,328	23,237	25,114	28,246
Percentage of loans in default	2.72%	2.75%	2.89%	3.13%	3.54%

Alt-A
Number of insured loans	32,411	34,166	35,927	37,468	38,953
Number of loans in default	5,813	6,318	6,949	7,480	8,136
Percentage of loans in default	17.94%	18.49%	19.34%	19.96%	20.89%

A minus and below
Number of insured loans	31,902	33,018	34,224	35,425	36,688
Number of loans in default	7,267	7,229	7,490	7,846	8,937
Percentage of loans in default	22.78%	21.89%	21.89%	22.15%	24.36%

Total Primary
Number of insured loans	881,110	879,841	872,870	874,225	873,077
Number of loans in default (1)	35,303	35,875	37,676	40,440	45,319
Percentage of loans in default	4.01%	4.08%	4.32%	4.63%	5.19%

(1)	Excludes the following number of loans subject to the Freddie Mac Agreement that are in default as we no longer have claims exposure on these loans:

	December 31,	September 30,	June 30,	March 31,	December 31,
	2015	2015	2015	2015	2014
Number of loans in default	2,821	2,993	3,246	3,715	4,467

Radian Group Inc. and Subsidiaries
Mortgage Insurance Supplemental Information - Captives, QSR and Persistency
Exhibit M

	2015				2014
($ in thousands)	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
1st Lien Captives
Premiums ceded to captives	$2,268	$2,434	$2,700	$2,585	$3,078
% of total premiums	1.0%	1.0%	1.1%	1.1%	1.3%
Insurance in force included in captives (1)	2.1%	2.2%	2.4%	2.5%	2.8%
Risk in force included in captives (1)	1.9%	2.1%	2.2%	2.4%	2.7%

Initial Quota Share Reinsurance (“QSR”) Transaction
QSR ceded premiums written	$3,145	$3,437	$3,822	$4,067	$(4,801)
% of premiums written	1.3%	1.4%	1.5%	1.6%	(1.9)%
QSR ceded premiums earned	$4,647	$5,067	$6,425	$6,018	$(2,869)
% of premiums earned	1.9%	2.1%	2.6%	2.5%	(1.2)%
Ceding commissions	$681	$745	$828	$880	$1,108
Risk in force included in QSR (2)	$836,192	$889,298	$954,673	$1,041,383	$1,105,545

Second QSR Transaction
QSR ceded premiums written	$3,789	$5,030	$394	$6,529	$9,303
% of premiums written	1.6%	2.0%	0.2%	2.6%	3.7%
QSR ceded premiums earned	$5,876	$7,134	$3,040	$8,768	$8,339
% of premiums earned	2.5%	3.0%	1.2%	3.6%	3.6%
Ceding commissions	$1,872	$1,998	$2,154	$2,285	$3,256
Risk in force included in QSR (2)	$1,294,838	$1,364,615	$1,440,312	$1,533,677	$1,615,554

Persistency (twelve months ended) (3)	78.8%	79.2%	80.1%	82.6%	84.2%
Persistency (quarterly, annualized)	81.8%	80.5%	76.2%	80.3%	83.3%

(1)	Radian reinsures the middle layer risk positions, while retaining a significant portion of the total risk comprising the first loss and most remote risk positions.
(2)	Included in primary risk in force.
(3)

Effective March 31, 2015, we refined our persistency calculation to incorporate loan level detail rather than aggregated portfolio data. Prior periods have been recalculated and reflect the current calculation methodology.

FORWARD-LOOKING STATEMENTS

All statements in this report that address events, developments or results that we expect or anticipate may occur in the future are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Exchange Act and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as "anticipate," "may," "will," "could," "should," "would," "expect," "intend," "plan," "goal," "contemplate," "believe," "estimate," "predict," "project," "potential," "continue," "seek," "strategy," "future," "likely" or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management's current views and assumptions with respect to future events. Any forward-looking statement is not a guarantee of future performance and actual results could differ materially from those contained in the forward-looking statement. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment. New risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements including:

  changes in general economic and political conditions, including in particular but without limitation, unemployment rates and changes in housing markets and mortgage credit markets;
  changes in the way customers, investors, regulators or legislators perceive the strength of private mortgage insurers;
  Radian Guaranty Inc.’s ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (“PMIERs”) and other applicable requirements imposed by the Federal Housing Finance Agency (“FHFA”) and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  our ability to maintain sufficient holding company liquidity to meet our short- and long-term liquidity needs and to successfully execute and implement actions and activities related to our capital plans, including our ability to enter into and receive GSE approval for a reinsurance transaction to reduce exposure to our single premium policies, which we may not be able to do on favorable terms, if at all;
  our ability to successfully execute and implement our business plans and strategies, including in particular but without limitation, plans and strategies that require GSE approval;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy existing and future state regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to the GSEs;
  any disruption in the servicing of mortgages covered by our insurance policies, as well as poor servicer performance;
  a decrease in the persistency rates of our mortgage insurance policies;
  heightened competition in our mortgage insurance business, including in particular but without limitation, increased price competition;

  changes to the current system of housing finance;
  the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act on the financial services industry in general, and on our businesses in particular;
  the adoption of new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations, including deficiencies assessed by the Internal Revenue Service (“IRS”) resulting from the examination of our 2000 through 2007 tax years, which we are currently contesting;
  the possibility that we may fail to estimate accurately the likelihood, magnitude and timing of losses in connection with establishing loss reserves for our mortgage insurance business;
  volatility in our results of operations caused by changes in the fair value of our assets and liabilities, including a significant portion of our investment portfolio;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAP” (statutory accounting practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  legal and other limitations on amounts we may receive from our subsidiaries; and
  the possibility that we may need to impair the estimated fair value of goodwill established in connection with our acquisition of Clayton Holdings LLC.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to the Risk Factors detailed in Item 1A of Part I of our Annual Report on Form 10-K for the year ended December 31, 2014 and in our subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

CONTACT:
Radian Group Inc.
Emily Riley, 215-231-1035
emily.riley@radian.biz